Exhibit (a)(1)(I)

Email to Partnership Interest Holders

OFFER TO PURCHASE YOUR LIFE PARTNERS PARTNERSHIP INTERESTS

Dear Partnership Interest Holder —

You are receiving this email because you hold [__] interests in Life Partners IRA Holder Partnership, LLC (the “Partnership”). CFunds Life Settlement, LLC (the “Offeror”) is offering to purchase your interests in the Partnership (the “Partnership Interests”) as well as interests (“Trust Interests”, along with the Partnership Interests, the “Interests”) of Life Partners Position Holder Trust (the “Trust”) for a cash price of $0.15 per Interest, less any deductions, as further described in the Offers to Purchase (link below). You should read the Offers to Purchase for more complete information about the Offer (as defined in the Offers to Purchase). If you decide to tender your Partnership Interests, you will receive a cash payment of $[__], less any deductions as further described in the Offers to Purchase.

IN ORDER TO TENDER YOUR PARTNERSHIP INTERESTS, PLEASE SUBMIT A COPY OF THIS EMAIL WITH A COMPLETED YELLOW ASSIGNMENT FORM AND IRS FORM W-9 PROVIDED (OR OTHER APPROPRIATE TAX FORM)

Statement of Account
Partnership Interest Holder:	Issue #:
Address:	Account:
Number of Partnership Interests Held:

A link to the Offers to Purchase can be found here:

A link to the Frequently Asked Questions can be found here:

A link to the YELLOW Assignment Form labeled IRA Partnership Interests, which should be used to tender your Partnership Interests can be found here:

A link to the letter to Partnership Interest holders can be found here:

To participate in the Offer and receive cash for your Partnership Interests, you must submit the following documentation no later than 5:00 p.m. New York City time on Thursday, July 29, 2021:

•	A copy of this email, which includes your Statement of Account above,

•	YELLOW Assignment Form, and

•	the IRS Form W-9 provided (or other appropriate tax form).

If you are also a holder of Trust Interests and wish to tender both your Trust Interests and your Partnership Interests, you must complete a separate Assignment Form, and IRS Form W-9 (or other appropriate tax form) for each, and return such documentation with the Statement of Account relating to your Partnership Interests that was sent by separate email or physical mail.

There are a number of ways to submit the required documentation:

•	by mail to Continental Stock Transfer & Trust Company, the Depositary for the Offer, as follows: Continental Stock Transfer & Trust Company, Attn: Corporate Actions, 1 State Street, 30th Floor, New York, New York 10004.

•	by fax to the Depositary, as follows: Continental Stock Transfer & Trust Company, Reference: Life Partners Tender Offer, Fax No.: (212) 616-7610.

•	by email to the Offeror, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, who will then forward such documentation to the Depositary.

•	to the Depositary for the offer, by uploading the Assignment Form and other required documents to the following secure website: https://cstt.citrixdata.com/r-re8715e7bcef4efd8. Note, when providing your information, we cannot accept “automated Word font signatures” and if using an electronic utility to gather a signature (such as Docusign) we will need the certificate of completion, as well. Additionally, in order to avoid processing delays, kindly label your documents with your name and date.

If you have any questions regarding the Offer, you should contact Offeror’s representatives, as follows: Rhoda Freeman at freeman@contrariancapital.com or John Bright at jbright@contrariancapital.com, or call (800) 266-3810.

Sincerely,

CFunds Life Settlement, LLC,

an entity managed by Contrarian Capital Management, L.L.C.